Exhibit 99.1

Inergy, L.P. and Inergy Midstream, L.P. Appoint New Member to Boards of Directors

Houston, TX (August 1, 2013) – Inergy, L.P. (NYSE:NRGY) and Inergy Midstream, L.P. (NYSE:NRGM) announced today that David M. Wood has been appointed to the Board of Directors of Inergy GP, LLC, the general partner of Inergy, L.P., and NRGM GP, LLC, the general partner of Inergy Midstream, L.P., effective as of August 1, 2013.

Mr. Wood brings over 30 years of experience in the oil and gas industry and is the former President, Chief Executive Officer, and Director of Murphy Oil Corp., an integrated worldwide oil and gas company. Prior to joining Murphy Oil Corp., Mr. Wood held various senior positions with Ashland Exploration and Production. Mr. Wood was also formerly on the Board of Directors and a member of the executive committee of the American Petroleum Institute and was a member of the National Petroleum Council.

“David Wood has been a well-respected member of the oil and gas community over several decades and we look forward to working with him as we create a fully integrated midstream partnership,” said Robert G. Phillips, Chairman, President, and Chief Executive Officer of Inergy, L.P. and Inergy Midstream, L.P. “David’s strategic and operating experience in all phases of the energy value chain, from wellhead to burner-tip, will be a particularly valuable addition to the Inergy Board of Directors as we continue to make progress on the pending consolidation of the Crestwood and Inergy organizations and begin to execute on the long-term growth opportunities emerging in the midstream industry,” commented Phillips.

About Inergy, L.P.

Inergy, L.P. is a publicly traded master limited partnership that controls, owns, and operates energy midstream businesses. Inergy’s operations include a natural gas storage business in Texas and an NGL and crude oil supply and logistics business that serves customers in the United States and Canada. Through its general partner interest in Inergy Midstream, L.P. and Crestwood Midstream Partners LP, Inergy is also engaged in the development and operation of natural gas, NGL and crude oil gathering, processing, storage, and transportation assets in multiple unconventional shale plays across the United States. For more information about Inergy, L.P., visit www.inergylp.com.

About Inergy Midstream, L.P.

Inergy Midstream, L.P. is a publicly traded master limited partnership that develops, owns, and operates predominantly fee-based natural gas, NGL and crude oil storage and transportation businesses in the Northeast region of the United States and in North Dakota. For more information about Inergy Midstream, L.P., visit www.inergylp.com.

Corporate news, unit prices, and additional information about Inergy, including reports from the United States Securities and Exchange Commission, are available on the Company’s website, www.inergylp.com. For more information, contact Vince Grisell in Inergy’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

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